Exhibit 10.40

                                                                January 10, 2002

VIA FACSIMILE (212) 889-7577

Herrick, Feinstein LLP
Two  Park Avenue
New York, New York   10016

Attention: Andrew Gold, Esq.


                                           Re:     Kolar, Inc.
                                                   407 Cliff Street,
                                                   618-620 West Buffalo Street,
                                                   604 and 612 Elmira Road,
                                                   239 Cherry Street,
                                                   Ithaca, New York

Dear Mr. Gold:

The following is Daley-Hodkin Corporation's ("DHC") proposal to conduct an auction sale of the machinery, equipment and vehicles ("Personal Property") as set forth in Schedule A, annexed hereto, located at Kolar, Inc., at the above mentioned facility addresses ("Kolar"). The auction sale will be conducted on a date to be agreed upon between DHC, JPMorgan Chase ("JPMorgan") and J.P. Morgan Leasing, Inc. ("Chase Equipment"), (JPMorgan Chase and Chase Equipment are collectively referred to as the ("Secured Lenders") and no later then March 1, 2002.


1. METHODOLOGY OF SALE

DHC proposes to conduct a public auction sale of the Personal Property, which will be offered for sale "As Is," "Where Is," without representations or warranties, other then the transfer of title. The Personal Property as set forth in Schedule A annexed hereto, will be offered for sale in the order set forth below and in the following categories:

a)       Bulk bid for all Personal Property
b)       Bulk bid for Machinery and Equipment
c)       Bulk bid for Vehicles
d)       Individual bids

The combination of individual categories of Personal Property and/or equivalent bulk categories must exceed the bulk bid for all of the Personal Property (indicated above as "a") by five (5%) percent in order to be successful. Additionally, the sum of the individual bids must exceed the related bulk bid for those items by five (5%) percent in order to be successful.

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                                                        Page 2
January 10, 2002
Andrew Gold, Esq. -- Herrick, Feinstein LLP
RE: KOLAR, INC.

2. SALE AND DISPOSITION OF PERSONAL PROPERTY

Immediately following our retention, DHC will contact other secured parties which have equipment at Kolar. Those secured parties which opt to include their equipment in the sale will share expenses on a pro rata basis, which will result in a mitigation of the Secured Lender's expenses.

This proposal is predicated upon the assumption that Kolar will provide DHC with a minimum of seven Kolar employees to assist us in preparing for the auction sale with Kolar paying all costs. The Kolar employees will work under the supervision of DHC personnel and will be made available to assist DHC on a full-time basis through the end of the auction sale removal period.

DHC personnel will prepare the Personal Property for sale. This preparation will include but not be limited to: organizing, grouping and lotting the items to be sold. Where determined to be appropriate, DHC will cosmetically clean certain items to enhance their marketability.

When everything is lotted and in good order, our staff will prepare a detailed schedule of all of the Personal Property to be sold. Each lot, as assembled by our lotting personnel, will be assigned a Lot Number Tag. The Lot Number Tag will correspond to a description in a lot-numbered Sale Catalog to be distributed to the bidders on sale day.


3. TERMS OF SALE

Our Terms of Sale require a non-refundable minimum deposit in the form of cash, cashier's check, wire transfer or other certified funds equal to twenty-five (25%) percent of the bid price from the successful bidder(s) at the time of knockdown, with the balance payable within twenty-four (24) hours following conclusion of the auction sale. DHC will assume the credit risk for all deposits.


4.  MARKETING

A detailed listing of the Personal Property to be sold will be assembled in a direct mail brochure. Incorporated in this brochure will be a prominently displayed invitation for the public to inspect the Personal Property prior to the sale. Display advertisements will be placed in appropriate newspapers and trade publications. DHC proposes to market the Personal Property as follows:

              Direct Mail Brochures                               Qty. 15,000

              Newspaper/Trade Publication                        # of Insertions
              The New York Times                                           2
              The Syracuse Post Standard                                   2
              The Ithaca Journal                                           2
              The Binghamton Press and Sun Bulletin                        2
              American Metal Market                                        2
              Metalworking Machinery Mailer                                2

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                                                        Page 3
January 10, 2002
Andrew Gold, Esq. -- Herrick, Feinstein LLP
RE: KOLAR, INC.


In addition, the advertising information will be posted on DHC's Internet Web Site (www.daley-hodkin.com) with links to DHC's site from appropriate industry web sites, the Industrial Auctioneers Association and National Auctioneers Association Web Pages.


5.  SALE DAY PROCEDURES

All bidders must register and obtain a bid paddle in order to bid. This provides a permanent registration of all bidders at the sale.

         o Our auction bookkeeping system is totally computerized with full duplication of all records permanently maintained;

         o        The entire auction sale is audio recorded;

         o Daley-Hodkin Corporation assumes full responsibility for all monies collected, including payment of applicable sales taxes;

         o You, or a representative that you designate, will be provided with a duplicate copy of the Auctioneer's selling sheets on which you may record each and every lot as sold for your own accounting.

         o The sale will be conducted in accordance with the Terms of Sale, annexed hereto, or any modifications agreed to among the parties.


6.  POST-SALE REMOVAL

DHC personnel will remain on the premises after the auction sale for a period of approximately three weeks to supervise the removal of the Personal Property ("Removal"). This supervision is provided to ensure an orderly and controlled Removal, as well as to guard against damage to the real property during the Removal period.


7.  ACCOUNTING

Within ten business days following conclusion of the sale and Removal, seventy-five (75%) percent of the estimated net proceeds, which have cleared the banking system will be provided to the Secured Lenders. A complete accounting along with the balance of the remittance, net of DHC's fee and expenses, will be provided within thirty days following conclusion of the auction sale and Removal period. DHC's accounting will include a detailed summary of the auction sale and will be accompanied by our check for the net proceeds.


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                                                        Page 4
January 10, 2002
Andrew Gold, Esq. -- Herrick, Feinstein LLP
RE: KOLAR, INC.



8.  FEE AND EXPENSE STRUCTURE

There will be no fee charged directly to the Secured Lenders. DHC's fee will be derived from a ten (10%) percent buyer's premium, which will be added to each buyers invoice. This buyer's premium will limit your cost of sale to expenses only. We anticipate the expenses to include but will not be limited to: DHC labor, including: lotting, cataloging, bookkeeping, supervision of delivery; advertising and marketing, travel, legal, telephone and trash removal. All expenses advanced by DHC shall be deducted from the gross proceeds of sale.

In the event that JPMorgan or Chase Equipment shall terminate this Agreement anytime after execution hereof except for cause (i.e. DHC's negligence or intentional misconduct) prior to DHC's insertion of advertising, the party terminating this Agreement shall pay to DHC the sum of $10,000 plus reimbursement of all out of pocket expenses advanced. If JPMorgan or Chase Equipment terminates this Agreement after DHC's insertion of advertising, the party terminating this Agreement will pay to DHC the sum of $25,000 plus reimbursement of all expenses advanced. Once DHC is retained, the Secured Lenders agree not to withdraw any of the Personal Property from the sale. All Personal Property sold within 120 days of the date hereof shall be subject to a ten (10%) percent commission payable by the Secured Lenders to DHC and may be deducted from the auction proceeds.

Expenses incurred in connection with marketing will not exceed $30,000. Labor, travel and miscellaneous expenses through completion of final will not exceed $40,000. Total expenses will be capped at $70,000.

In the event Kolar is unable to provide all seven Kolar employees, our expenses will be increased by approximately $35,000, which will be prorated based upon the number of additional personnel required.


9.  TERMS & CONDITIONS

         A. DHC is retained as The Secured Lenders' exclusive agent for the sale of the Personal Property from the time of execution of this Agreement and for an additional ninety days from the date of the auction sale.

         B. Kolar will provide unrestricted access to DHC to enter and use the premises from the date of execution of this Agreement and for an additional three weeks following the conclusion of the auction sale for the purposes of (i) preparing the Personal Property for sale; (ii) conducting the sale thereon; and (iii) delivery of the Personal Property to the purchasers. DHC shall not be charged any fees associated with its use of the premises and Kolar shall provide adequate utilities to the premises at no charge to DHC.

         C. In the event that prior to the sale of all of the Personal Property, all or a material portion of the Personal Property shall be lost or damaged by fire or other casualty, or by theft or vandalism, neither the Secured Lenders nor DHC will be required to proceed with the auction sale and the Secured Lenders shall reimburse DHC for all expenses advanced.

         D. If not executed, this proposal shall expire ten days after the date first written above.

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                                                        Page 5
January 10, 2002
Andrew Gold, Esq. -- Herrick, Feinstein LLP
RE: KOLAR, INC.

         E. Certain purchasers of Personal Property, or their agents, may be required by DHC and/or the Secured Lenders to provide a current certificate of insurance in favor of DHC and the Secured Lenders, in the amount of $1,000,000, before they are permitted to remove those items from the premises.

         F. The Personal Property which was contained in the facility at the time of DHC's inspection on December 21 and 22, 2001 and as set forth in Schedule A hereto, shall be (i) contained in the facility as of the date DHC first enters the facility to begin its preparations for sale and (ii) shall remain at the facility through the date of sale.

         G. DHC has no obligation to remove any "Hazardous Substances"1 that may be located at the premises or otherwise associated with the Personal Property.


10.  REPRESENTATIONS OF THE SECURED LENDERS AND KOLAR

The Secured Lenders represents and warrants to DHC that:

         (a) The Secured Lenders have not received written notice of any lien encumbering the Personal Property other than and the liens of Kolar Machine, Inc. now known as Ralok, Inc.;

         (b) The Personal Property will be sold free and clear of all liens, claims, encumbrances, security interests, adverse claims, mortgages, pledges, liabilities, conditional sale agreements, restrictions, and charges of any kind (collectively, "Liens");

         (c) The Secured Lenders have the authority and have performed all acts necessary to sell, transfer and deliver good and merchantable title to the Personal Property to the purchaser free and clear of all liens;

         (d) The persons executing this Agreement on behalf of JPMorgan and Chase Equipment are duly authorized to do so;

         (e) The terms of this Agreement are binding upon and enforceable against JPMorgan and Chase Equipment;

         (f) To the best of Kolar's knowledge, information or belief, the Personal Property has never been and is not being used to make, store, handle, treat, dispose, generate or transport "Hazardous Substances" in violation of any applicable laws.

-----------------
1 The term "Hazardous Substances" means collectively, any chemical, solid, liquid, gas, or other substance having the characteristics identified in, listed under, or designated pursuant to any law, statute, or regulation of a government or political subdivision or agency thereof, as presenting an imminent and substantial danger to the public health or welfare or to the environment, or as otherwise requiring special handling, collection, storage, treatment, disposal or transportation.

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                                                        Page 6
January 10, 2002
Andrew Gold, Esq. -- Herrick, Feinstein LLP
RE: KOLAR, INC.
11. REPRESENTATIONS OF DHC

DHC represents and warrants to the Secured Lenders:

         (a) All necessary authority to conduct the sale has been obtained by DHC;

         (b) The person executing this Agreement on behalf of DHC is duly authorized to do so;

         (c) The terms of this Agreement are binding upon and enforceable against DHC;

         (d) DHC shall conduct the auction, including but not limited to the marketing of same, in a commercially reasonable manner in accordance with this Agreement;

         (e) DHC carries comprehensive insurance, which includes: general liability and worker's compensation.


12. INDEMNIFICATION BY JPMORGAN

JPMorgan hereby indemnifies, defends and agrees to hold harmless DHC and DHC's officers, agents and employees from and against any and all claims, demands, liabilities, judgments, damages, settlements, costs and expenses (including but not limited to court costs and reasonable attorney's fees), (the "Claims"), but only to the extent that such Claims are not compensated by any policies of insurance, that may be sustained or incurred by DHC or DHC's officers, agents and employees as a result of or arising from or in connection with the auction sale, except those Claims arising from DHC's negligence, intentional misconduct or breach of this Agreement.


13. INTENTIONALLY OMMITTED


14. INDEMNIFICATION BY DHC

DHC hereby indemnifies and agrees to hold harmless the Secured Lenders and the Secured Lenders' officers, agents and employees from and against any and all claims that may be incurred by the Secured Lenders as a result of DHC's negligence, intentional misconduct or breach of this Agreement.


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                                                        Page 7
January 10, 2002
Andrew Gold, Esq. -- Herrick, Feinstein LLP
RE: KOLAR, INC.

15. BINDING OBLIGATION; ASSIGNMENT

This Agreement shall be binding upon the Parties and their respective successors and assigns. Neither party may assign its interest in this Agreement without the prior written consent of the other party.


16. FINAL AGREEMENT

This Agreement and any and all (i) exhibits that are attached hereto and made a part hereof, and (ii) side agreements, letter agreements, and amendments (if any) that are executed by the Secured Lenders and DHC in furtherance of this Agreement contain the final and entire Agreement and understanding of the Parties, and any terms and conditions not set forth in this Agreement (or in such exhibits, side letters, letter agreements, and amendments) are not a part of this Agreement and the understanding of the Parties. This Agreement may be modified, amended or altered only in writing signed by the Party to be bound by the change or alteration.


17. NOTICES

Any notice required or permitted by or in connection with this Agreement, without implying the obligation to provide any such notice, shall be in writing and shall be made by certified mail, return receipt requested, postage prepaid, addressed to the respective Parties at the appropriate address set forth below. If notice is tendered pursuant to the provisions of this Section and is refused by the intended recipient thereof, the notice, nevertheless, shall be considered to have been given.

                  If to JPMorgan:
                           JPMorgan Chase
                           395 North Service Road - 3rd Floor
                           Melville, New York 11747
                           Attention:  Richard E. Grabowski

                  If to Chase Equipment:
                           J.P. Morgan Leasing Inc.
                           One Chase Square (MC-6)
                           Rochester, New York 14643
                           Attention: Michael O'Hern
                                Operations Manager

                  If to DHC:
                            Daley-Hodkin Corporation
                            135 Pinelawn Road
                            Melville, New York 11747
                            Attention: Morris Hodkin

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                                                        Page 8
January 10, 2002
Andrew Gold, Esq. -- Herrick, Feinstein LLP
RE: KOLAR, INC.



                  If to Kolar:
                            Kolar, Inc.
                            200A Executive Drive,
                            Edgewood, New York 11717
                            Attention: Edward J. Fred

If the within meets with your approval, please sign where indicated below, return by fax and mail the original to my attention.

                                                     Yours truly,

                                                     DALEY-HODKIN CORPORATION

                                                     /s/ Morris Hodkin

                                                     Morris Hodkin

Accepted and agreed to
this 14th day of January 2002

/s/ Emilia Teige
-------------------------
Emilia Teige, VP
JPMorgan Chase


Accepted and agreed to
this 31st day of January 2002


/s/ Michael J. O'Hern
-------------------------
Michael J. O'Hern, Sernior Vice President
J.P. Morgan Leasing, Inc.


Accepted and agreed to
this 31st day of January 2002


/s/ Edward J. Fred
-------------------------
Edward J. Fred
Kolar, Inc.

cc: Cindy Korman, Esq.

Kolar, Inc.                                                 February 14, 2002

                                  TERMS OF SALE

Daley-Hodkin Corporation (the "Auctioneer") hereby sells on account of the Secured Parties (all Secured Parties will be defined) its right, title and interest in all of the machinery, equipment, office furniture, office equipment and vehicles (the "Items") of Kolar, Inc. All Items are offered "AS IS" and "WHERE IS" without any representation or warranty whatsoever, either expressed or implied, including but not limited to representations or warranties as to quality, quiet enjoyment, condition, mileage, OSHA safety equipment, description, merchantability or fitness for known use for any particular purpose.

All bidders must register to become eligible to bid. All bidders are required to provide their paddle number at time of knockdown and a minimum first deposit of $200 or 25% of the Bid Price, whichever is greater. Payment of the balance in full must be made within 24 hours after the sale is concluded. Payment of the entire balance due must be made prior to the removal of any item(s) purchased.

In the event a bidder fails to give the required deposit or fails to pay balance in full as above, the Auctioneer may, without notice to the purchaser, resell the Items any time during or after the sale. All deposits and payments shall consist of cash, cashier's check, or other certified funds made payable to Daley-Hodkin Corporation. Signed checks will be accepted only if accompanied by a bank letter drawn by a bank which is reasonably acceptable to the Auctioneer and which states that the bank will guarantee payment up to a specified amount (this letter MUST contain the words "guarantee payment"). Signed checks delivered to the Auctioneer by the Buyer, omitting the dollar amounts will be completed and deposited by the Auctioneer at the conclusion of the auction sale.

A ten (10 %) percent buyer's premium will be added to the purchase price of each lot and will be added to your invoice.

The Auctioneer reserves the right to sell in bulk, consecutive lot number order, or in any order, he deems suitable. To be successful, the cumulative total of the individual bids must exceed the bulk bid(s) by five (5 %) percent. In the event of any disputed bid, the Auctioneer reserves the right to put the disputed Item up for sale to the highest bidder. The auction sheets and records of sale as set forth by the Auctioneer shall be deemed to be accepted as final by all purchasers. The Auctioneer is not bound by any actions or statements made by any person other than itself. In the event the Auctioneer is unable to release any Item to a purchaser, the extent of the Auctioneer's and the Secured Party's liability will be to refund any funds collected against that Item.

Removal of the Items purchased must be completed in accordance with the Terms Of Sale. All Items are required to be removed by the purchaser at its own risk and expense and in compliance with all applicable laws, regulations or ordinances including State and Federal Environmental laws. No allowances or adjustment of any kind will be made once the Items purchased are removed from the sale premises. Items CANNOT be removed until the day after the sale has been completed. All Items must be removed from the premises during normal business hours, Monday through Friday during the hours of 8:00a.m to 4:00p.m. and must be completed as set forth in the following removal schedule:


Daley-Hodkin Corporation                                     Auctioneers     1

Kolar, Inc.                                                 February 14, 2002

         Item                 Starting Removal Date         Final Removal Date
-----------------------     -------------------------      ---------------------
Items including, but not    Friday, February 15, 2002      Friday, March 1, 2002
limited to,  office
furniture, hand tools,
inspection equipment, and
otherreadily movable items

All Shelving and racking     Friday, February 15, 2002     Friday, March 1, 2002

All other Items              Friday, February 15, 2002     Friday, March 8, 2002
--------------------------------------------------------------------------------

Removal on Saturdays and Sundays will be by appointment only at the Auctioneer's discretion. Buyers will be assigned a checker to escort them to their purchases on a first come first serve basis.

Any Items purchased, which are not removed by the required dates, or if the purchaser fails to comply with the terms of final payment and/or removal as required, shall be deemed abandoned and forfeited. The Auctioneer reserves the right to resell the Items concerned, without notice to the purchaser and the purchaser's payments will be forfeited. The purchaser will remain liable for any deficiency as well as any expenses incurred in connection with the resale or removal of any abandoned and forfeited Item.

All lots offered for sale that have drawers, storage compartments or any other areas for storage, are sold without contents therein or thereon unless specifically announced otherwise by the Auctioneer. The obligation to obtain applicable permits, licenses and registration fees (i.e.: software, vehicles, etc.) are the sole responsibility of the purchaser. Computers are sold as hardware only; purchasers do not have rights to any information or software, which may be in the system.

All purchasers and their agents who assist in removal of the Items may, at the Auctioneer's discretion, be required to provide a Certificate of Insurance naming Daley-Hodkin Corporation, JPMorgan Chase and Chase Equipment Leasing, Inc. as loss payee with a minimum coverage of one million ($1,000,000) dollars. All chemicals, fluids, filters or storage containers associated with any Items purchased must be removed by qualified personnel in an environmentally safe manner before any Item will be released. All overflows or spills must be cleaned up with absorbent material, which must be removed from the premises. Removal will not be permitted until Daley-Hodkin Corporation has inspected the clean up. All purchasers are required to disconnect and cap electrical and water lines in a professional and reasonable manner. Failure to do so will result in the purchaser being held responsible for any costs or damages incurred.

All information, materials and reports verbal or printed that have been provided by the Auctioneer are correct to the best of our knowledge and in no other way is accuracy of same guaranteed by the Auctioneer. Vehicle odometers readings are correct to the best of our knowledge; however, the Auctioneer does not warrant or guarantee their accuracy. Purchasers shall rely on their own due diligence and inspection.

The Secured Parties reserve the right to confirm or reject any and all bids.

NEW YORK: Applicable 8% sales tax must be paid to the Auctioneer. Exceptions:
New York State Resale Certificates and/or Exemption Certificates will be accepted. New York State Exemption Certificates will be accepted for purchases of machinery and equipment. Sales tax will be collected from all out of state purchasers and will be refunded directly to the purchaser upon receipt of a properly completed bill of lading from a common carrier showing out of state delivery, if received prior to the 15th day of next month. Otherwise, refunds must be obtained directly from the New York State Sales Tax Bureau. IRS regulations require us to report all cash payments, as defined by the IRS, exceeding $10,000.00 from any one purchaser for one transaction or two or more related transactions.

Daley-Hodkin Corporation                                        Auctioneers   2

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Kolar, Inc.                                                 February 14, 2002

VEHICLES: All buyers must pay state sales tax to the department of motor vehicles of the respective state in which the vehicle will be registered. The exact name and address in which the vehicle will be registered must be submitted to the Auctioneer at the time of payment.

These terms supersede any other posted or printed Terms of Sale. These Terms of Sale are read at the beginning of the sale and posted on the premises so that all prospective purchasers are deemed to have full knowledge of same regardless of what time they entered the sale premises. Modification to these terms or additional terms and conditions of sale may be announced and/or posted by the Auctioneer at any time. A successful bid is considered acceptance of the above terms and is a binding contract.






Daley-Hodkin Corporation                                       Auctioneers     3